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                                                                    Exhibit 23.1


                       [KPMG PEAT MARWICK LLP LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
BioLase Technology, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of BioLase Technology, Inc. (formerly Laser Medical Technology, Inc.) of our report dated March 17, 1995 relating to the consolidated balance sheet of BioLase Technology, Inc. and subsidiaries as of December 31, 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1994, and related schedule, which report appears in the December 31, 1995 annual report on Form 10-KSB of BioLase Technology, Inc.

Our report dated March 17, 1995, contains an explanatory paragraph that states that the Company's consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and shows a need for continued funding that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and consolidated financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                                                /s/ KPMG Peat Marwick LLP
                                                ----------------------------
                                                KPMG Peat Marwick LLP



Orange County, California
July 26, 1996